Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-2320 and File No. 333-127134), of the Southern Missouri Bancorp, Inc. 1994 and 2003 Stock Option Plans, of our report, dated July 15, 2005, on our audits of the consolidated financial statements of Southern Missouri Bancorp, Inc. as of June 30, 2005 and 2004, and for the years ended June 30, 2005 and 2004, which report appears is incorporated by reference in this Annual Report on Form 10-KSB.

              /s/ BKD, LLP

St. Louis, Missouri
September 27, 2005